Exhibit 4.24(a)

DATED 14 August 2023

IVS BULK 10824 PTE. LTD.

as Borrower

IVS BULK PTE. LTD.

as Guarantor

AND

SHOWA LEASING CO., LTD.

as Lender

AMENDMENT TO LOAN AGREEMENT in relation to 60,500 DWT Type Bulk Carrier M/V “IVS NORTH BERWICK” (IMO No. 9740902)

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AMENDMENT TO LOAN AGREEMENT

THIS AMENDMENT TO LOAN AGREEMENT (the “Amendment”), dated 14 August 2023 (the “Signing Date”), is made and given by:

(i)

IVS BULK 10824 PTE. LTD., a company organised and existing under the law of the Republic of Singapore, having its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763(hereinafter referred to as the “Borrower”);

(ii)

IVS BULK PTE. LTD., a company organised and existing under the law of the Republic of Singapore, having its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763(hereinafter referred to as the “Guarantor”);

(iii)

SHOWA LEASING CO., LTD., a company organised and existing under the law of Japan, having its registered office at 2-4-3, Nihonbashi-muromachi, Chuo-ku, Tokyo, Japan (hereinafter referred to as the “Lender”).

WHEREAS, the Borrower, the Guarantor and the Lender entered into a loan agreement in relation to a 60,500 DWT Type Bulk Carrier M/V “IVS NORTH BERWICK” (IMO No. 9740902) dated 31 January 2020 (as amended, the “Loan Agreement”);

WHEREAS, the Borrower, Guarantor and the Lender wish to amend certain provisions of the Loan as hereinafter set forth;

NOW, THEREFORE, the Borrower, Guarantor and the Lender hereby agree as follows:

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1.	Definitions

Unless otherwise provided herein, all capitalised terms used herein shall have the same meanings as in the Loan Agreement (including the amendment by this Amendment).

2.	Amendment

2.1.	New definitions as follows shall be added in clause 1.1 of the Loan Agreement (Definitions):

“Credit Adjustment Spread” means 0.26161 per cent;

“Relevant Governmental Body” means

the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto;

“SOFR” means

the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Term SOFR” means

the forward-looking term SOFR reference rate as selected or recommended by the Relevant Governmental Body on the date two (2) Banking Day prior to each first day of an Interest Period for three (3) months, which rate is administered and published by CME Group Benchmark Administration Limited (or any other person that takes over the administration and/or publication of the rate), provided that CME GROUP market data is used under license as a source of information for certain the Lender products; CME GROUP has no other connection to the Lender products and services and does not sponsor, endorse, recommend or promote any Lender products or services; CME GROUP has no obligation or liability in connection with the Lender products and services; CME GROUP does not guarantee the accuracy and/or the completeness of any market data licensed to the Lender and shall not have any liability for any errors, omissions, or interruptions therein; there are no third-party beneficiaries of any agreements or arrangements between CME GROUP and the Lender;

2.2.	Existing definition of the “LIBOR” in clause 1.1 of the Loan Agreement (Definitions) shall be deleted:

2.3.	Part of existing definitions of clause 1.1 of the Loan Agreement (Definitions) shall be amended as follows:

(Original)

“Market Disruption Event” means

(a)

by 11:00 a.m. (London time) on the quotation day for the relevant Interest Period the rate of LIBOR is not available and none or only one of the reference banks supplies a rate to the Lender to determine LIBOR for US Dollars for the relevant Interest Period; or

(b)

before close of business in London on the quotation day for the relevant Interest Period, the cost to the Lender of obtaining matching deposit in the London interbank market would be in excess of LIBOR;

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(Amendment)

“Market Disruption Event” means

by 5:00 p.m. (New York City time) on the quotation day for the relevant Interest Period, the rate of Term SOFR is not available;

2.4.	Clause 5.2. of the Loan Agreement (Calculation of Interest) shall be amended as follows:

(Original)

The rate of interest on the Loan for each Interest Period shall be the percentage rate per annum which is the aggregate of (i) LIBOR and (ii) the Margin, but shall not be below 2.75% per annum (based on actual days elapsed and a year of 360 days).

(Amendment)

The rate of interest on the Loan for each Interest Period shall be the percentage rate per annum which is the aggregate of (i) the Term SOFR and (ii) the Margin, but shall not be below 2.75% per annum (based on actual days elapsed and a year of 360 days) and (iii) the Credit Adjustment Spread.

2.5.	Part of clause 14.3 of the Loan Agreement (Notices) shall be amended as follows:

(Original)

(a)	to the Borrower at:

IVS BULK 10824 PTE. LTD.

200 Cantonment Road, #03-01 Southpoint, Singapore 089763

Facsimile: +65 63 23 0046

Email: accounts@ivs_int.com

Attention: Chief Financial Officer

(b)	to the Guarantor at:

IVS BULK PTE. LTD.

200 Cantonment Road, #03-01 Southpoint, Singapore 089763

Facsimile: +65 63 23 0046

Email: accounts@ivs_int.com

Attention: Chief Financial Officer

(Amendment)

(a)	to the Borrower at:

IVS BULK 10824 PTE. LTD.

#10-02/03/04 Millenia Tower,1 Temasek Ave, Singapore 039192

Facsimile: +65 63 23 0046

Email: accounts@ivs_int.com

Attention: Chief Financial Officer

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(b)	to the Guarantor at

IVS BULK PTE. LTD.

#10-02/03/04 Millenia Tower,1 Temasek Ave, Singapore 039192

Facsimile: +65 63 23 0046

Email: accounts@ivs_int.com

Attention: Chief Financial Officer

2.6.	The amendment hereof shall not have retroactive effect. Except as hereby amended, all the terms, covenants and conditions of the Loan Agreement shall remain full force and effect.

3.	Governing Law and Jurisdiction

3.1.	This Amendment shall be governed by and construed in accordance with English law.

3.2.	Submission to Jurisdiction

(a)

Each of the parties hereto irrevocably agrees, for the benefit of the Lender, that any legal action or proceedings arising out of or in connection with or any non-contractual obligations arising out of or in connection with this Amendment against the Borrower or any of its property may be brought in the English high Court.

(b)	The Borrower hereby irrevocably and unconditionally submits to the jurisdiction of the aforesaid court.

(c)

The Borrower irrevocably consents to the service of process out of the aforementioned court in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address set forth in clause 14.3 of the Loan Agreement (Notices). The foregoing, however, shall not limit the rights of the Lender to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorised representatives as of the day and year first written above.

IVS BULK 10824 PTE. LTD.

As the Borrower

Name:
Title:

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IVS BULK PTE. LTD.

As the Guarantor

Name:
Title:

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SHOWA LEASING CO., LTD.

As the Lender

Name:	Toru Furihata
Title:	General Manager

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